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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Imagyn Medical, Inc. on Form S-8 (File No. 333-15619) pertaining to the 1995 Stock Plan, 1996 Employee Stock Purchase Plan, and 1996 Director Option Plan of Imagyn Medical. Inc. of our report dated March 4, 1997 on our audits of the consolidated financial statements of Imagyn Medical, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in this 1996 Annual Report on Form 10-K.

/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.

Newport Beach, California
March 28, 1997